Exhibit 10.1

Each of the Stock Plan Subcommittee of the Compensation Committee and the Compensation Committee of the Board of Directors of The Estée Lauder Companies Inc. reserves the right to change provisions of this Agreement to comply with applicable laws or regulations.

Performance Share Unit Award Agreement Under

The Estée Lauder Companies Inc.

Amended and Restated Fiscal 2002 Share Incentive Plan (as of July 20, 2017) (the “Plan”)

This PERFORMANCE SHARE UNIT AWARD AGREEMENT (“Agreement”) provides for the granting of performance share unit awards by The Estée Lauder Companies Inc., a Delaware corporation (the “Company”), to the participant, an employee of the Company or one of its subsidiaries (the “Participant”), representing a notional account equal to a corresponding number of shares of the Company’s Class A Common Stock, par value $0.01 (the “Shares”), subject to the terms below (the “Performance Share Units”). The name of the “Participant,” the “Grant Date,” the “Target Number of Shares,” the “Service Period,” the “Performance Period” and the “Plan Achievement” (as defined below) goals are stated in the “Notice of Grant” attached or posted electronically together with this Agreement and are incorporated by reference. The other terms of this Performance Share Unit Award are stated in this Agreement and in the Plan. Terms not defined in this Agreement are defined in the Plan, as amended.

1.              Award Grant. The Company hereby awards to the Participant a target award of Performance Share Units in respect of the number of Shares set forth in the Notice of Grant (the “Target Award”), representing Stock Unit and Performance Awards under the terms of the Plan.

2.              Right to Payment of Performance Share Units. It is understood that the percentage of the Target Award earned and paid will be established by the Subcommittee based on the plan achievement (the “Plan Achievement”) during the Performance Period(s) specified in the Notice of Grant (the “Award Period” or “Performance Period”). Except as otherwise provided in paragraph 3, 4 or 5 below, at the end of a Performance Period, the number of Shares earned in respect of the Performance Share Units will be determined in accordance with the Notice of Grant.

3.              Payment of Awards. Payments under this Agreement will be made in the number of Shares that is equivalent to the number of Performance Share Units earned and payable to the Participant pursuant to paragraph 2 above. Except as otherwise provided in paragraph 4 or 5 below, payments, if any, with respect to both the First Tranche and the Second Tranche will be made on September 3, 2024, and the form of such payout will be in Shares. In addition, each Performance Share Unit that becomes earned and payable pursuant to paragraph 2 above carries a Dividend Equivalent Right, payable in cash at the same time as the payment of Shares in accordance with this paragraph 3 and paragraph 4 or 5. For the avoidance of doubt, with respect to each Tranche, such Dividend Equivalent Right shall not attach to, and no payment shall be made as a result of, dividends (a) the record date for which is prior to the grant date with respect to such Tranche or (b) paid with respect to Performance Share Units that are not ultimately earned.

4.              Change in Control.

(a)         Upon a Change in Control, the Plan Achievement Goal with respect to each Tranche having a Performance Period ending after the Change in Control shall be deemed met in full, and one hundred percent (100%) of the Target Number of Shares granted with respect to each such Tranche shall be paid in accordance with paragraph 3 or, if earlier, in accordance with this paragraph 4.

(b)         If on or after a Change in Control, the Participant terminates for Good Reason (as defined below), dies, becomes disabled as described in paragraph 5(b), or is terminated by the Company without Cause in accordance with paragraph 5(c), the following provisions shall apply:

(i)             For the avoidance of doubt, one hundred percent (100%) of the Target Number of Shares granted with respect to each Tranche Performance Period ending after the Change in Control but not yet paid in accordance with paragraph 3 will vest and be paid in accordance with this paragraph 4.

(ii)        The number of Performance Share Units earned and payable pursuant to paragraph 2 with respect to any Tranche Performance Period ending on or prior to the Change in Control but not yet paid in accordance with paragraph 3 will be paid in accordance with this paragraph 4.

(iii)           If any such termination occurs within two years following a Change in Control that constitutes a “change in control event” within the meaning of Section 409A of the Code or the Participant dies or becomes disabled as described in paragraph 5(b), payments under this paragraph will be made within two weeks following the date on which Participant terminates employment or dies or becomes disabled as described in paragraph 5(b); provided such termination (excluding Participant’s death or disability as described in paragraph 5(b)) constitutes a “separation from service” for purposes of section 409A of the Code; provided further that if such termination (excluding Participant’s death or disability as described in paragraph 5(b)) does not constitute a “separation from service” for purposes of section 409A of the Code or such “separation from service” does not occur within two years following a Change in Control that constitutes a “change in control event” within the meaning of Section 409A of the Code, such payments shall be made in accordance with paragraph 3. If the Shares cease to be outstanding immediately after the Change in Control (e.g., due to a merger with and into another entity), then the amount and type of consideration to be received in respect of each Share earned under a Performance Share Unit will be based on the consideration paid to each stockholder per Share generally upon the Change in Control as determined by the Subcommittee. Notwithstanding anything herein to the contrary, the Subcommittee shall have the right to terminate and pay out any amounts hereunder in accordance with Treasury Regulation 1.409A-3(j)(4)(ix). In the event that a Change in Control occurs after the Participant’s termination of employment, each Performance Share Unit shall be converted into the right to receive an amount in cash based on the consideration paid to each stockholder per Share generally upon the Change in Control as determined by the Subcommittee.

(iv)      For purposes hereof, “Good Reason” means the occurrence of any of the following, without the express written consent of the Participant:

(a)         the assignment to the Participant of any duties inconsistent in any material adverse respect with the Participant’s position, authority or responsibilities immediately prior to the Change in Control, or any other material adverse change in such position, including title, authority or responsibilities;

(b)         any failure by the Company to pay any amounts for compensation or benefits owed to the Participant or a material reduction of the overall amounts of compensation and benefits in effect prior to the Change in Control, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Participant;

(c)          the Company’s requiring the Participant to be based at any office or location more than fifty (50) miles from that location at which he performed his or her services for the Company immediately prior to the Change in Control, except for travel reasonably required in the performance of the Participant’s responsibilities; or

(d)         any failure by the Company to obtain the assumption and agreement to perform this Agreement by a successor, unless such assumption occurs by operation of law.

5.              Termination of Employment. If the Participant’s employment terminates, except as otherwise provided in paragraph 4, payouts will be as follows:

(a)         Death. If the Participant dies prior to the end of the Service Period for a Tranche, a pro rata portion of such Tranche will be paid. As to each such Tranche, the pro rata portion will be determined by multiplying the Target Number of Shares subject to such Tranche by a fraction, the numerator of which is the number of full calendar months of service completed during the Service Period for such Tranche through the Participant’s death and the denominator of which is the number of full calendar months in the Service Period for such Tranche. Payment thereof will be made on the 75th day following the Participant’s death. If the Participant dies on or after the last day of the Service Period for a Tranche, the full Target Number of Shares with respect to such Tranche, if otherwise earned and vested in accordance with the Notice of Grant but not yet paid, will be paid. Payment thereof will be made on the earlier of (i) the 75th day following the Participant’s death, and (ii) the date such payment would otherwise be made in accordance with paragraph 3 of this Agreement. All payments under this paragraph 5(a) shall be made in accordance with any applicable laws or Company procedures regarding such payments.

(b)         Disability. If the Participant becomes “disabled” (within the meaning of Treasury Regulation 1.409A-3(i)(4)) prior to the end of the Service Period for a Tranche, a pro rata portion of such Tranche will be paid. As to each such Tranche, the pro rata portion will be determined by multiplying the Target Number of Shares subject to such Tranche by a fraction, the numerator of which is the number of full calendar months of service completed during the Service Period for such Tranche through the date the Participant becomes disabled and the denominator of which is the number of full calendar months in the Service Period for such Tranche. Payment thereof will be made within two weeks following the date on which the Participant becomes disabled. If the Participant becomes disabled on or after the last day of the Service Period for a Tranche, the Shares, if any, otherwise earned and vested with respect to such Tranche in accordance with the Notice of Grant but not yet paid, will be paid. Payment thereof will be made within two weeks following the date on which Participant becomes disabled or, if earlier, the date such payment would otherwise be made in accordance with paragraph 3 of this Agreement.

(c)          Termination of Employment Without Cause. If the Participant’s employment is terminated at the instance of the Company or relevant subsidiary without Cause (as defined below), each Tranche Performance Period that has not ended will continue through the end of such Performance Period, and the Participant will earn and vest in the Relevant Portion of such Tranche subject to actual achievement of the Plan Achievement Goal for such Tranche. As to each such Tranche, the “Relevant Portion” will be determined by multiplying (i) the Target Number of Shares otherwise earned and vested in accordance with the Notice of Grant, if any, and (ii) a fraction, the numerator of which is the sum of (A) the number of full calendar months of service completed during the Service Period for such Tranche through the Participant’s termination of employment and (B) the lesser of (x) 12 months or (y) the number of full calendar months remaining in the Service Period for such Tranche after the Participant’s termination of employment and the denominator of which is the number of full calendar months in the Service Period for such Tranche. Notwithstanding the foregoing, if (1) the Participant’s employment is terminated without Cause prior to the end of a Tranche Performance Period, (2) the Plan Achievement Goal is ultimately achieved for any full Performance Periods that have not ended as of the date of termination, and (3) under the Company’s Executive Annual Incentive Plan (the “EAIP”) (or a successor plan), the Company has achieved Company-wide performance criteria (currently referred to as the “Corporate Multiplier”) as established by the Compensation Committee of the Board of Directors of the Company (such committee, or any other body designated by the Board of Directors of the Company, the “Compensation Committee”) for purposes of the EAIP, of at least 90%, as determined by the Compensation Committee, for each of the two full Company fiscal years immediately preceding the Company fiscal year in which the Participant’s employment is terminated without Cause (the “Performance Standard”), then such Tranche shall be deemed fully earned and vested at the Target Number of Shares subject thereto; provided, that the Performance Standard shall be subject to replacement by the Compensation Committee with a substantially equivalent performance standard based on any change to the design, or replacement, of the EAIP. If such termination occurs after the end of a Tranche Performance Period, the Shares, if any, otherwise earned and vested with respect to such Tranche in accordance with the Notice of Grant but not yet paid, will be paid. Payment hereunder will be made the date(s) such payment would otherwise be made in accordance with paragraph 3 of this Agreement.

(d)         Termination of Employment By Employee. If the Participant terminates his or her employment (e.g., by retiring or by voluntarily resigning), any unearned, unvested Tranche will be forfeited, and any earned and vested Tranche will be paid in accordance with paragraph 3 of this Agreement.

(e)          Termination of Employment With Cause. If the Participant is terminated for Cause, all Tranches of the Award will be forfeited, regardless of whether a Tranche has been otherwise earned and vested. If (a) the Participant is no longer employed by the Company for any reason, (b) payment of a Tranche has not previously been made, and (c) it is determined that Participant’s behavior while he was employed would have constituted Cause, then each Tranche not previously paid will be forfeited, regardless of whether such Tranche has been otherwise earned and vested. For this purpose, “Cause” is defined in the employment agreement in effect between the Participant and the Company or any subsidiary, including any employment agreement entered into after the Grant Date. In the absence of an employment agreement, “Cause” means any breach by the Participant of any of his or her material obligations under any Company policy or procedure, including, without limitation, the Code of Conduct.

(f)           Post Employment Conduct. Payout of any Performance Share Unit Award after termination of employment is subject to satisfaction of the conditions precedent that the Participant neither (i) competes with, takes employment with, or renders services to a competitor of the Company, its subsidiaries, or affiliates for the lesser of (A) 24 months following termination of employment or (B) the period remaining until date of payment for the Tranche as described in paragraph 3, nor (ii) conducts himself in a manner adversely affecting the Company. The term “competitor” means any business that is engaged in, or is preparing to become engaged in, the makeup, skin care, hair care, toiletries or fragrance business or other business in which the Company is engaged or preparing to become engaged, or that otherwise competes with, or is preparing to compete with, the Company. If the Participant’s employment terminates after the expiration of the Award Period but prior to payout, payout will be subject to this paragraph 5(f).

6.              No Rights of Stock Ownership. This grant of Performance Share Units does not entitle the Participant to any interest in or to any voting or other rights normally attributable to Share ownership other than the Dividend Equivalent Rights granted under paragraph 3 above.

7.              Withholding Taxes. Regardless of any action the Company or the Participant’s employer (the “Employer”) takes with respect to any or all income tax, social security (or social insurance), payroll tax, fringe benefits tax, payment on account or other tax-related items related to the participation in the Plan and this Agreement and legally applicable to the Participant (“Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by the Participant is and remains his or her responsibility and may exceed the amount actually withheld by the Company or the Employer. Furthermore, the Participant acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Performance Share Units, including, but not limited to, the grant of the Performance Share Units, the vesting of the Performance Share Units, the delivery of Shares, the subsequent sale of Shares acquired under the Plan and the receipt of any dividends, and (ii) do not commit to and are under no obligation to structure the terms of the grant of the Performance Share Units or any aspect of the Participant’s participation in the Plan to reduce or eliminate his or her liability for Tax-Related Items or achieve any particular tax result. If the Participant is or becomes subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable event, or tax withholding event, as applicable, the Participant agrees to pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer. In this regard, the Participant authorizes the Company and/or the Employer, or his or her respective agents, at the Company’s discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid by the Company and/or the Employer; (ii) withholding from proceeds of the sale of the Shares acquired upon settlement of the Performance Share Units either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); and/or (iii) withholding in whole Shares to be issued upon settlement of the Performance Share Units, provided that the Company only withholds the amount of whole Shares necessary to satisfy the statutory withholding requirements, not to exceed the maximum withholding tax rate in the Participant’s applicable jurisdiction. If the Company satisfies the withholding obligation for the Tax-Related Item by withholding a number of Shares as described herein, the Participant will be deemed to have been issued the full number of Shares due to Participant at vesting, notwithstanding that a number of the Shares is held back solely for purposes of such Tax-Related Items.

Finally, the Participant further agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of his or her participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sales of Shares, if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

8.              Nonassignability. This award may not be assigned, pledged, or transferred except, if the Participant dies, to a designated beneficiary or by will or by the laws of descent and distribution. The foregoing restrictions do not apply to transfers under a court order, including, but not limited to, any domestic relations order.

9.              Effect Upon Employment. The Participant’s right to continue to serve the Company or any of its subsidiaries as an officer, employee, or otherwise, is not enlarged or otherwise affected by an award under this Agreement. Nothing in this Agreement or the Plan gives the Participant any right to continue in the employ of the Company or any of its subsidiaries or interfere in any way with any right the Company or any of its subsidiaries may have to terminate his or her employment at any time. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and the Participant does not have any interest in any fund or specific asset of the Company by reason of this Award or the account established on his or her behalf. A Performance Share Unit confers no rights as a shareholder of the Company until Shares are actually delivered to the Participant.

10.       Electronic Notice, Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to Performance Share Units awarded under the Plan or future Performance Share Units that may be awarded under the Plan by email or other electronic means. The Participant hereby consents to receive such documents by email or other electronic delivery and agrees to access information concerning the Plan through an on-line or electronic system established and maintained by the Company or by another third party designated by the Company.

11.       Data Privacy. As a condition of this Performance Share Unit grant, the Participant hereby expressly consents to the collection, use, disclosure, transfer and other processing of his or her personal data as set out in this Section 11 and as otherwise required by applicable law.

The Company, its affiliates, subsidiaries or agents, the Employer, and the Company’s stock plan service provider will process personal data of the Participant for the purposes of implementing, managing and administering the Participant’s grant of Performance Share Units and the Plan. Such personal data, in electronic or other form, may include the Participant’s name, home address, telephone number, email address, date of birth, social insurance number or other national identification number, beneficiary information

(including beneficiary name, address social insurance number or other national identification number, and date of birth), hire date, salary and deductions, banking details, tax certification information, any Shares or directorships held in the Company, details of all equity grants or any other entitlement to Shares awarded, canceled, vested, unvested, or outstanding in the Participant’s favor.

For the purposes set out above, personal data may be transferred to countries other than the country in which the Participant resides, including to the United States and Australia. As required by applicable law, when personal data is transferred to a country outside of the country in which the Participant resides, measures will be put in place to ensure that the personal data is protected as required by law. These measures may include European Union Standard Contractual Clauses.

The Participant’s personal data will be retained for as long as necessary to implement, manage and administer the Participant’s grant of Performance Share Units and participation in the Plan. The Participant may request to access, modify or delete his or her personal data, request additional information about the processing of his or her personal data, or refuse or withdraw consent to the processing of the Participant’s personal data by contacting the local human resources representative in writing. Refusal or withdrawal of consent may affect the Participant’s ability to participate in the Plan but will not affect the Participant’s employment status or service and career with the Company.

12.       Discretionary Nature and Acceptance of Award. The Participant agrees to be bound by the terms of this Agreement and acknowledges, understands and agrees that:

(a)       The Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(b)       The award is exceptional, voluntary and occasional, and does not create any contractual or other right to receive future awards, or benefits in lieu of Performance Share Units, even if Performance Share Units have been awarded in the past;

(c)          All decisions with respect to future Performance Share Units or other awards, if any, will be at the sole discretion of the Company;

(d)       The Participant’s participation in the Plan is voluntary;

(e)        The Performance Share Units and any Shares acquired under the Plan, and the income and value of the same, are not intended to replace any pension rights or compensation;

(f)         The Participant’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Company or the Employer to terminate the Participant’s employment at any time;

(g)        This Award of the Performance Share Units will be deemed accepted unless it is declined by way of written notice by the Participant within 30 days of the Grant Date to the Equity Based Compensation Department of the Company located at 767 Fifth Avenue, New York, NY 10153;

(h)       The Performance Share Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any subsidiary, and which is outside the scope of the Participant’s employment or service contract, if any;

(i)           The Performance Share Units and any Shares acquired under the Plan, and the income and value of the same, are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal end of service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Employer, or the Company or any of its subsidiaries;

(j)          In the event the Participant is not an employee of the Company, the Performance Share Units and the Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company or with any subsidiary of the Company;

(k)       The future value of the underlying Shares is unknown and indeterminable and cannot be predicted with certainty;

(l)           In consideration of the Award, no claim or entitlement to compensation or damages shall arise from forfeiture of the Performance Share Units or diminution in value of the Performance Share Units, or Shares acquired upon vesting of the Performance Share Units, resulting from termination of Participant’s employment (for any reason whatsoever and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed, or the terms of the Participant’s employment), and in consideration of the Award, Participant irrevocably releases the Employer, the Company and any of its subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acknowledging and agreeing to or signing the Notice of Grant, the Participant shall be deemed irrevocably to have waived his or her right to pursue or seek remedy for any such claim or entitlement against the Employer, the Company or any of its subsidiaries;

(m)     For Purposes of the Performance Share Units, the Participant’s employment or service relationship will be considered terminated as of the date the Participant is no longer actively providing services to the Employer, the Company or any of its subsidiaries as determined by the Administrator in its sole discretion (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);

(n)         The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares; and

(o)         Participant is hereby advised to consult with Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

13.       Failure to Enforce Not a Waiver. The Company’s failure to enforce at any time any provision of this Agreement does not constitute a waiver of that provision or of any other provision of this Agreement.

14.       Governing Law. The Performance Share Unit Award Agreement is governed by and is to be construed according to the laws of the State of New York that apply to agreements made and performed in that state, without regard to its choice of law provisions. For purposes of litigating any dispute that arises under the Performance Share Units or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, and agree that such litigation will be conducted in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, and no other courts, where the Performance Share Units are made and/or to be performed.

15.       Partial Invalidity. The invalidity or illegality of any provision of the Agreement will be deemed not to affect the validity of any other provision. Furthermore, it is the parties’ intent that any order striking any portion of this Agreement and/or the Plan should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.

16.       Entire Agreement. This Agreement and the Plan constitute the entire agreement between the Participant and the Company regarding the award and supersede all prior and contemporaneous agreements and understandings, oral or written, between the parties regarding the award. Except as expressly set forth herein, this Agreement (and any provision of this Agreement) may not be modified, changed, clarified, or interpreted by the parties, except in a writing specifying the modification, change, clarification, or interpretation, and signed by a duly authorized Company officer.

17.       Section 409A Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations, rulings, or guidance provided thereunder. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Participant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. The Company reserves the unilateral right to amend this Agreement upon written notice to the Participant to prevent taxation under Section 409A of the Code.

18.       Recoupment. Notwithstanding any other provision of this Agreement to the contrary, the Participant acknowledges and agrees that the Performance Share Units, any Shares acquired pursuant thereto and/or any amount received with respect to any sale of such Shares are subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s recoupment policy as in effect on the Grant Date and as such policy applicable to the Company’s executive officers may be amended from time to time, including in order to comply with changes in laws, rules or regulations that are applicable to the Performance Share Units and Shares. The Participant agrees and consents to the Company’s application, implementation and enforcement of (a) the recoupment policy, and (b) any provision of applicable law relating to cancellation, recoupment, rescission or payback of compensation and expressly agrees that the Company may take such actions as are necessary to effectuate the recoupment policy (as applicable to the Participant) or applicable law without further consent or action being required by the Participant. For purposes of the foregoing, the Participant expressly and explicitly authorizes the Company to issue instructions, on his or her behalf, to any brokerage firm and/or third party administrator engaged by the Company to hold his or her Shares and other amounts acquired under the Plan to re-convey, transfer or otherwise return such Shares and/or other amounts to the Company upon the enforcement of the provisions continued in this Section 18. To the extent that the terms of this Agreement and the recoupment policy conflict, the terms of the recoupment policy shall prevail.

19.       Insider Trading/Market Abuse Laws. By Participating in the Plan, the Participant agrees to comply with the Company’s Insider Trading Policy. Further, the Participant acknowledges that the Participant’s country of employment (and country of residence, if different) may also have laws or regulations governing insider trading and that such laws or regulations may impose additional restrictions on the Participant’s ability to participate in the Plan (e.g., acquiring or selling Shares) and that the Participant is solely responsible for complying with such laws or regulations.

20.       Prohibition on Pledging or Hedging Before Payment of Shares. The Participant agrees not to purchase any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engage in transactions that are designed to or have the effect of pledging, hedging or offsetting any decrease in the market value of the awards in this Agreement prior to the payment of Shares under this Agreement.

21.       Exchange Control, Tax and/or Foreign Asset/Account Reporting. The Participant acknowledges that there may be exchange control, tax, foreign asset and/or account reporting requirements that may affect the Participant’s ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any Dividend Equivalents Rights paid with respect to the Performance Share Units or dividends paid on Shares acquired under the Plan) in a brokerage/bank account or legal entity outside the Participant’s country of employment (and country of residence, if different). The Participant may be required to report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the tax or other authorities in the Participant’s country of employment (and country of residence, if different). The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country of employment (and country of residence, if different) through a designated bank or broker within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant should consult his or her personal legal advisor for any details.

22.       Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Performance Share Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

The Estée Lauder Companies Inc.

By:
Michael O’Hare
Executive Vice President,
Global Human Resources

NOTICE OF GRANT
UNDER
THE ESTÉE LAUDER COMPANIES INC.
AMENDED AND RESTATED FISCAL 2002 SHARE INCENTIVE PLAN (AS OF JULY 20, 2017)

(The “Plan”)

This Notice of Grant is incorporated by reference into the Agreement and made a part thereof.

This is to confirm that you were awarded a grant of Performance Share Units at the most recent meeting of the Stock Plan Subcommittee of the Compensation Committee of the Board of Directors (the “Subcommittee”) representing the right to receive shares of Class A Common Stock of The Estee Lauder Companies Inc. (the “Shares”), subject to the terms of the Plan and the Performance Share Unit Award Agreement. This award was made in recognition of the significant contributions you have made as a key employee of the Company, and to motivate you to achieve future successes by aligning your interests more closely with those of our stockholders. This Performance Share Unit Award is granted under and governed by the terms and conditions of the Plan and the Performance Share Unit Award Agreement (the “Agreement”) which are made a part hereof. Please read these documents and the Summary Plan Description and keep them for future reference. The specific terms of your award are as follows:

Participant:	Fabrizio Freda

Grant Date:	February 14, 2018

Target Number of Shares:

There are two separate Awards granted hereby. Each is a “Tranche,” and will be separately, the “First Tranche” and the “Second Tranche,” respectively. The Target Number of Shares subject to the First Tranche is 97,970, and the Target Number of Shares subject to the Second Tranche is 97,970. For the avoidance of doubt, except as provided in paragraph 3 of the Agreement, it is understood that a Participant’s rights, if any, with respect to any one Tranche shall be determined independently of the Participant’s rights, if any, with respect to any other Tranche.

Service Period:	For the First Tranche: January 1, 2018 to June 30, 2021 (the “First Tranche Service Period”); and for the Second Tranche: January 1, 2018 to June 30, 2022 (the “Second Tranche Service Period”).

Performance Period:	For the First Tranche: July 1, 2018 to June 30, 2021 (the “First Tranche Performance Period”); and for the Second Tranche: July 1, 2018 to June 30, 2022 (the “Second Tranche Performance Period”).

Type of Award:	Stock Unit and Performance Award (referred to herein as a “PSU”).

1

Plan Achievement Goal:

(a)                                 Cumulative Operating Income Goal

(i)                                   Except as otherwise provided in Section 4 or 5 of the Agreement:

•                  The Target Number of Shares subject to the First Tranche shall be earned and vested upon the conclusion of the First Tranche Performance Period, provided that the Company has achieved positive Cumulative Operating Income (certified by the Subcommittee), as defined below, for the First Tranche Performance Period (the “First Tranche Plan Achievement Goal”). If the First Tranche Plan Achievement Goal is not achieved, the First Tranche shall be immediately forfeited, and the Participant shall have no further rights with respect thereto.

•                  The Target Number of Shares subject to the Second Tranche shall be earned and vested upon the conclusion of the Second Tranche Performance Period, provided that the Company has achieved positive Cumulative Operating Income (certified by the Subcommittee), as defined below, for the Second Tranche Performance Period (the “Second Tranche Plan Achievement Goal”). If the Second Tranche Plan Achievement Goal is not achieved, the Second Tranche shall be immediately forfeited, and the Participant shall have no further rights with respect thereto.

(ii)                                For purposes of this PSU Award Agreement, “Cumulative Operating Income” means the sum of operating income for each fiscal year in a Performance Period. Operating income of the Company shall have the meaning utilized by the Company in its consolidated financial statements in accordance with generally accepted accounting principles as in effect on July 1, 2018, calculated without regard to the following:

•                                          Changes in accounting principles (i.e., cumulative effect of GAAP changes)

•                                          Income/loss from discontinued operations and income/loss on sale of discontinued operations or adjustments to previously disposed businesses and such items which are the result of a change in the law or the Company’s response thereto.

•                                          Impairments of intangibles and goodwill related to acquisitions.

•                                          The impact of an acquired business’ income statement not included in the Long-Range Plan (LRP) coincident with the performance period of the PSU, whether dilutive or accretive.  For the sake of clarity, the LRP will be adjusted to include the expected performance of the acquired business(es) (i.e., the income statement acquisition Model used to support the purchase decision). The adjustment includes due diligence fees, investment banking fees, the operating performance of business and any transition and/or integration costs as reflected on the income statement of the acquired brand, as well as any fair value accounting charges or credits to the statement of earnings.

•                                          Non-recurring and non-operating income/expenses that are separately stated and disclosed in the financial statements and/or Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s reports for the applicable period — e.g., restructuring charges, legal settlement charges.

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(b)                                 If the Participant’s employment is terminated by reason of, or pursuant to, Paragraph 5(a) or 5(b) of the Agreement, then in determining the percentage of the Target Number of Shares earned, the Performance Period shall end on the date of termination. If there is a Change in Control, then evaluation of performance and payout shall be in accordance with Paragraph 4 of the Agreement, and the Performance Period shall end on the date of the Change in Control.

If you wish to accept this grant, please sign this Notice of Grant and return it immediately to the Compensation Department.

The undersigned hereby accepts, and agrees to, all terms and provisions of the Agreement, including those contained in this Notice of Grant.

By	/s/ Fabrizio Freda	Date	February 15, 2018
Fabrizio Freda

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